                                                                   EXHIBIT 10.56


                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN

                             THE DWYER GROUP, INC.
                             A DELAWARE CORPORATION
                                    (PARENT)

                                GLASSMARKS, INC.
                                    (BUYER)

                         BARTON G. TRACY, INDIVIDUALLY
                                    (OWNER)

                                      AND

                            GLASS DOCTOR CORPORATION
                             A GEORGIA CORPORATION,
                                    (SELLER)

                           DATED AS OF JULY 24, 1998

                               TABLE OF CONTENTS
                                                                            PAGE

PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1-PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . .    1
         1.1     TRANSFER OF ASSETS . . . . . . . . . . . . . . . . . . . . .  1
         1.2     EXCLUDED ASSETS  . . . . . . . . . . . . . . . . . . . . . .  2
         1.3     ASSUMED LIABILITIES  . . . . . . . . . . . . . . . . . . . .  2
         1.4     EXCLUDED LIABILITIES . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2-CONSIDERATION AND MANNER OF PAYMENT . . . . . . . . . . . . . . .    3
         2.1     PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . .    3
         2.2     PAYMENT OF PURCHASE PRICE  . . . . . . . . . . . . . . . .    3

ARTICLE 3-SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .    3
         3.1     SELLER PARTIES AUTHORITY . . . . . . . . . . . . . . . . .    4
         3.2     ORGANIZATION AND QUALIFICATION OF THE SELLER . . . . . . .    4
         3.3     SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . .    4
         3.4     ARTICLES OF INCORPORATION, BYLAWS, OFFICERS AND
                 DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5     CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . .    4
         3.6     OPTIONS, ETC.  . . . . . . . . . . . . . . . . . . . . . .    4
         3.7     (RESERVED) . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.8     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . .    5
         3.9     ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . .    5
         3.10    INVENTORIES, ACCOUNTS RECEIVABLE AND PAYABLE . . . . . . .    5
         3.11    TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.12    MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . . .    6
         3.13    REAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . .    6
         3.14    PERSONAL PROPERTY  . . . . . . . . . . . . . . . . . . . .    7
         3.15    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.16    COMPLIANCE WITH APPLICABLE LAWS; BULK TRANSFER LAWS  . . .    7
         3.17    INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . .    7
         3.18    TRANSACTION NOT A BREACH . . . . . . . . . . . . . . . . .    8
         3.19    CONDUCT OF BUSINESS  . . . . . . . . . . . . . . . . . . .    8



                                     (i)

         3.20    INSURANCE POLICIES . . . . . . . . . . . . . . . . . . . . .  9
         3.21    LICENSES AND PERMITS . . . . . . . . . . . . . . . . . . . . 10
         3.22    EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . .   10
         3.23    HEALTH, SAFETY AND ENVIRONMENT . . . . . . . . . . . . . .   10
         3.24    (RESERVED) . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.25    PERSONNEL AGREEMENTS, PLANS AND ARRANGEMENTS . . . . . . .   11
         3.26    WORKERS' COMPENSATION  . . . . . . . . . . . . . . . . . .   11
         3.27    CUSTOMERS  . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.28    AFFILIATE TRANSACTIONS . . . . . . . . . . . . . . . . . .   12
         3.29    FRANCHISE REGULATIONS  . . . . . . . . . . . . . . . . . .   12
         3.30    NO MISREPRESENTATION . . . . . . . . . . . . . . . . . . .   12

ARTICLE 4-PARENT'S AND BUYER'S REPRESENTATIONS AND WARRANTIES . . . . . . .   12
         4.1     ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . .   12
         4.2     AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . .   12
         4.3     TRANSACTION NOT A BREACH . . . . . . . . . . . . . . . . .   13
         4.4     NO MISREPRESENTATION . . . . . . . . . . . . . . . . . . .   13

ARTICLE 5-CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.1     TIME AND PLACE . . . . . . . . . . . . . . . . . . . . . .   13
         5.2     DELIVERIES OF THE SELLER . . . . . . . . . . . . . . . . .   13
         5.3     DELIVERIES OF BUYER  . . . . . . . . . . . . . . . . . . .   14
         5.4     LIEN SEARCHES  . . . . . . . . . . . . . . . . . . . . . .   15
         5.5     POST-CLOSING MATTERS . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 6-COVENANT NOT TO COMPETE . . . . . . . . . . . . . . . . . . . . .   15
         6.1     OWNER'S KNOWLEDGE  . . . . . . . . . . . . . . . . . . . . . 15
         6.2     NON-COMPETE  . . . . . . . . . . . . . . . . . . . . . . .   16
         6.3     NON-SOLICITATION . . . . . . . . . . . . . . . . . . . . .   16
         6.4     INTERFERENCE WITH RELATIONSHIPS  . . . . . . . . . . . . .   16
         6.5     CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . .   16
         6.6     PROPERTY OF THE SELLER/BUSINESS  . . . . . . . . . . . . .   17
         6.7     BLUE-PENCIL  . . . . . . . . . . . . . . . . . . . . . . .   17
         6.8     REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . .   17



                                    (ii)

ARTICLE 7-POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . .   17
         7.1     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . 17
         7.2     TAX RETURNS  . . . . . . . . . . . . . . . . . . . . . . . . 21
         7.3     GUARANTY OF ROYALTIES  . . . . . . . . . . . . . . . . . . . 21
         7.4     SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 8-MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         8.1     NOTICES, CONSENTS, ETC.  . . . . . . . . . . . . . . . . .   22
         8.2     PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . .   23
         8.3     SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . .   23
         8.4     AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . .   23
         8.5     DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.6     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . .   23
         8.7     EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.8     CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . .   23
         8.9     HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.10    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.11    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .   24
         8.12    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . .   26
         8.13    THIRD PARTIES  . . . . . . . . . . . . . . . . . . . . . .   26
         8.14    INTERPRETATIVE MATTERS . . . . . . . . . . . . . . . . . .   26
         8.15    KNOWLEDGE  . . . . . . . . . . . . . . . . . . . . . . . .   26
         8.16    NO STRICT CONSTRUCTION . . . . . . . . . . . . . . . . . .   26

EXHIBITS

SCHEDULES


                                    (iii)

                           GLOSSARY OF DEFINED TERMS


"Accounts Receivable" . . . . . . . . . . . . . . . . . . . . . .  Section 1.1.1

"Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Affiliate Transactions"  . . . . . . . . . . . . . . . . . . . . . Section 3.28

"Aggregate Purchase Price . . . . . . . . . . . . . . . . . . . .  Section 7.1.5

"Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Assumed Contracts" . . . . . . . . . . . . . . . . . . . . . . .  Section 1.1.2

"Assumed Liabilities" . . . . . . . . . . . . . . . . . . . . . . .  Section 1.3

"Bank"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.2

"Books and Records" . . . . . . . . . . . . . . . . . . . . . . .  Section 1.1.5

"Business"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble

"Buyer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Buyer Indemnified Party" . . . . . . . . . . . . . . . . . . . .  Section 7.1.1

"Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1

"Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.1

"Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Confidential Information"  . . . . . . . . . . . . . . . . . . . .  Section 6.5



                                    (iv)

"Defense Counsel" . . . . . . . . . . . . . . . . . . . . . . . .  Section 7.1.3

"Defense Notice"  . . . . . . . . . . . . . . . . . . . . . . . .  Section 7.1.3

"Dwyer Group" . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Employee Benefit Plans"    . . . . . . . . . . . . . . . . . . . . Section 3.22

"Environmental and Safety Requirements" . . . . . . . . . . . . . Section 3.23.1

"ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Excluded Assets" . . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.2

"Excluded Liabilities"  . . . . . . . . . . . . . . . . . . . . . .  Section 1.4

"Financial Statements"  . . . . . . . . . . . . . . . . . . . . . .  Section 3.8

"Franchise Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.29

"Franchised Business" . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Franchisee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Franchisee Affiliate"  . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"GMI" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Hazardous Wastes"  . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Indemnified Party" . . . . . . . . . . . . . . . . . . . . . . .  Section 7.1.3

"Indemnifying Party"  . . . . . . . . . . . . . . . . . . . . . .  Section 7.1.3



                                     (v)

"Leased Real Property"  . . . . . . . . . . . . . . . . . . . . . . Section 3.13

"Liens" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Losses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 7.1.1

"Material Contracts"  . . . . . . . . . . . . . . . . . . . . . . . Section 3.12

"Owner" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Parent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Permits" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.21

"Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Plan Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Proprietary Rights"  . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.1

"Purchased Assets"  . . . . . . . . . . . . . . . . . . . . . . . .  Section 1.1

"Restricted Period" . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.2

"Rules" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.18(a)

"Seller"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction

"Seller Indemnified Party"  . . . . . . . . . . . . . . . . . . .  Section 7.1.2

"Seller Parties"  . . . . . . . . . . . . . . . . . . . . . . . . . .  Article 3



                                    (vi)

"Seller Shares" . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 3.5

"Stock Purchase Agreement"  . . . . . . . . . . . . . . . . . . . . Section 8.11

"Tax" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Tax Returns" . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11

"Territory" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.2

"Third Party Claim" . . . . . . . . . . . . . . . . . . . . . . .  Section 7.1.3

"Transaction Documents"     . . . . . . . . . . . . . . . . . . . . Section 8.11

"UFOC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.11



                                    (vii)

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT ("AGREEMENT"), dated as of July __, 1998, by and among THE DWYER GROUP, INC., a Delaware corporation ("DWYER GROUP" or "PARENT"), GLASSMARKS, INC., a Washington corporation and wholly-owned subsidiary of Dwyer Group ("GMI" or "BUYER"), GLASS DOCTOR CORPORATION, a Georgia corporation (the "SELLER"), and BARTON G. TRACY, an individual and the sole shareholder of the Seller (the "OWNER"). Certain capitalized terms used herein shall have the meaning given such terms in SECTION 8.11 below.

                                    PREAMBLE

         A. Seller is and has been a corporation engaged in the business of awarding franchises for replacement glass installation service businesses trading under the name Glass Doctor to Glass Doctor Franchisees and supporting such Franchisees (the "BUSINESS").

         B. Seller is wholly-owned by Owner, who holds one hundred percent (100%) of the issued and outstanding capital stock of Seller.

         C. Seller and Owner on the one hand and Dwyer Group and Buyer on the other hand wish to enter into an agreement for the acquisition by Buyer of certain of the assets of Seller that are core to Seller's Business, including the goodwill associated therewith.

         D. Immediately prior to the execution and delivery of this Agreement, Seller and Owner will enter into a Stock Purchase Agreement (defined in SECTION 8.11) with Dwyer Group, relating to the acquisition of all of the capital stock of GMI from Owner. Upon execution and consummation of the Stock Purchase Agreement and the transactions contemplated thereby, GMI shall no longer be an Affiliate of Seller and Owner for purposes of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

         1.1 Transfer of Assets. Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer at the Closing, and Owner shall authorize Seller to sell convey, assign, transfer and deliver to Buyer, all of Seller's right, title and interest in and to certain core assets, properties, and rights of Seller relating to the Business (all of such core assets, properties and rights hereinafter collectively referred to as the "PURCHASED ASSETS"). The Purchased Assets shall include the types of assets listed below generally, and shall not include the Excluded Assets as defined below.

                 1.1.1 Seller's accounts receivable, including, but not limited to all notes receivable (whether or not contingent), as detailed in
Schedule 3.10-B, as revised pursuant to Section 5.5 ("ACCOUNTS RECEIVABLE," which specifically excludes any accounts receivable from any Seller Affiliates).

                 1.1.2 Seller's rights, benefits and privileges pursuant to or arising from those contracts, franchise agreements, as amended, and related contracts, agreements, instruments and licenses entered into in conjunction therewith that are expressly assumed by Buyer and listed in Schedule 1.1.2 ("ASSUMED CONTRACTS"). A Purchase Price reduction shall be made at Closing for any royalty rebates agreed to by Seller under any franchise agreement amendment.

                 1.1.3    (Reserved)

                 1.1.4 All of Seller's Proprietary Rights, except for any Proprietary Rights that constitute off the shelf computer software.

                 1.1.5 Originals or true copies of all of the books and records, data and information relating to the Business ("BOOKS AND RECORDS"), including without limitation, all general, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, correspondence and miscellaneous records with respect to Franchisees, potential Franchisees, customers and supply sources and all other general correspondence, records, books and files now owned or hereafter acquired by Seller with respect to the Business, as well as the Books and Records of Seller Affiliates to the extent that they relate to the business, provided, however, this shall not include payroll records and records of dividend distributions and extraordinary salary or other disbursements since March 31, 1998, to which Buyer shall have access if reasonably necessary.

                 1.1.6 All franchise, operations and other manuals, memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means related to the Business and/or the Franchisees.

                 1.1.7    All the goodwill relating to the Business.

         1.2 Excluded Assets. Any assets of the Seller that are not part of the Purchased Assets shall be "EXCLUDED ASSETS," including, but not limited to all leases, and those items specifically identified in Schedule 1.2, and shall be retained by Seller and shall not be transferred pursuant to this Agreement.

         1.3 Assumed Liabilities. Buyer shall assume no liabilities from Seller or its Affiliates except for obligations assumed in connection with the Assumed Contracts and certain non-Affiliate accounts payable as listed in
Schedule 3.10-C (collectively, "ASSUMED LIABILITIES"). With respect to the Assumed Contracts, Assumed Liabilities shall in all cases be limited to, and Buyer assumes absolutely no liability or obligation other than, the obligation to perform as required under the Assumed Contracts as of the Closing Date and thereafter. It is the intent of the Buyer and Seller that Buyer shall not assume any liability or obligation to any Franchisee or any third-party that in any way arises from or is related to any tortuous act or omission, or any other act or omission that results in a breach of any written or oral agreement or violation of law, of or by Seller, Owner or any of their Affiliates, whether known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, and whether such act or omission occurred prior to or after the assumption of such Assumed Contracts. Buyer shall assume at Closing and subsequently pay, honor and discharge in accordance with the terms thereof, the Assumed Liabilities.

         1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, and regardless of whether such liability is disclosed in this Agreement or any other place, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Buyer does not and will not assume any liability or obligation of any kind (except for Assumed Liabilities) of the Seller or any Affiliate or any Employee Benefit Plan or any obligation relating to the Business, use of the Purchased Assets, or the performance by Seller or its Affiliates under any contract or agreement, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown or otherwise (collectively, the "EXCLUDED LIABILITIES"). The parties intend that Seller shall retain, assume, agree to pay, perform and discharge and in every way be responsible for all Excluded Liabilities, including all debts, liabilities and obligations of Seller and all Affiliates of the foregoing of any kind or nature whatsoever (and specifically including all liabilities under the Assumed Contracts that are not expressly assumed by Buyer within the Assumed Liabilities defined in the preceding SECTION 1.3), arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business, the Purchased Assets existing, arising or occurring on or prior to the Closing Date.


                                   ARTICLE 2
                      CONSIDERATION AND MANNER OF PAYMENT

         2.1 Purchase Price. The aggregate purchase price for the Purchased Assets (the "PURCHASE PRICE") is Five Hundred Thousand Dollars (U.S.$500,000) to be paid as provided for in SECTION 2.2.

         2.2 Payment of Purchase Price. The Purchase Price shall be paid at the Closing as follows:

                 Dwyer Group will pay to the Seller, by wire transfer of immediately available funds to the Seller's account maintained at Gwinnett National Bank (the "BANK"), an amount equal to Five Hundred Thousand Dollars (U.S.$500,000), less an amount of Twenty-Five Thousand Dollars (U.S.$25,000) necessary to satisfy certain royalty rebates agreed to between Seller and certain Franchisees; and provided, further, that the Seller shall issue an irrevocable instruction to the Bank that upon receipt of the adjusted purchase price into Seller's account, Bank shall immediately pay off the total outstanding amount due under a certain term note held by the Bank and release the Purchased Assets from all security interests, liens and encumbrances held by the Bank.

                                   ARTICLE 3
                    SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller and Owner (collectively, "SELLER PARTIES") hereby represent and warrant to Buyer as of the Closing Date hereof as follows:

         3.1 Seller Parties Authority. The Seller has full corporate power, right and authority and the Owner has full legal power, right and authority to enter into and perform his or its obligations under this Agreement and each of the Transaction Documents to which they are a party. This Agreement and each of the Transaction Documents to which a Seller Party is a party have been duly executed and delivered by each Seller Party, and constitute the valid and binding obligations, enforceable against each Seller Party in accordance with their respective terms. Except as set forth in Schedule 3.1, no permits, approvals or consents of or notifications to (a) any governmental entities or (b) any other Persons are necessary in connection with the execution, delivery and performance by each Seller Party of this Agreement and the Transaction Documents to which each Seller Party is a party and the consummation by each Seller Party of the transactions contemplated hereby and thereby.

         3.2 Organization and Qualification of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Seller has full corporate power and authority to carry on its businesses as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. All of the jurisdictions in which the Seller is licensed or qualified to conduct business are set forth in Schedule 3.2. Except as set forth in
Schedule 3.2, there are no other jurisdictions in which Seller's conduct of the Business or its ownership of assets requires such qualification under applicable law. The minute books of the Seller contain complete and correct copies of the minutes of each meeting and each action by written consent of its Boards of Directors or shareholders and the stock ledger of the Seller contains a complete and correct record of all issuances and transfers of capital stock of the Seller. True and complete copies of such corporate minute books and records have been delivered to Buyer's counsel. Seller will take such action as may be necessary to ensure that its name is changed within ten (10) days of Closing to one that does not contain the terms "Glass" or "Doctor."

         3.3 Subsidiaries. The Seller does not have, directly or indirectly, any ownership in any Person.

         3.4 Articles of Incorporation, Bylaws, Officers and Directors. Complete and correct copies of the Seller's charter documents and all amendments thereof to date, certified by the Secretary of State of Georgia, and the bylaws as amended to date, certified by Owner and another officer of the Seller have been or are being delivered to Dwyer Group prior to or at the Closing. Schedule 3.4 contains a complete and correct list of all of the officers and directors of the Seller immediately prior to the Closing.

         3.5 Capital Stock. The Seller has one million five hundred thousand (1,500,000) authorized shares of Common Stock, of which ten thousand (10,000) shares are issued and outstanding ("SELLER SHARES"). All of the Seller Shares have been duly authorized and validly issued, are fully paid and nonassessable. Owner is the beneficial and record owner of all the Seller Shares, free and clear of any Liens whatsoever.

         3.6 Options, etc. Other than the Seller Shares held by the Owner, the Seller does not have outstanding any stock or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Seller does not have outstanding any options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock and there is no obligation, commitment or agreement of any character to which any Seller Party is a party, by which the Seller is obligated to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of the Seller or obligating Seller to grant, extend, accelerate the vesting of or enter in to any such option, warrant, equity security, call right, commitment or agreement. The Seller is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no voting agreements, voting trusts or other agreements (including, without limitation, contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock of the Seller.

         3.7     (Reserved) .

         3.8 Financial Statements. Seller has previously delivered to Buyer audited financial statements of the Seller for the years ended March 31, 1995, 1996 and 1997 and unaudited financial statements for the year ended March 31, 1998 ("FINANCIAL STATEMENTS"). Except as set forth in Schedule 3.8, each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of the Seller (which, in turn, are accurate and complete in all material respects) and fairly presents the Seller's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, except that the 1998 unaudited Financial Statements lack the footnote disclosure and normal recurring accruals otherwise required by GAAP, none of which, if provided, would reflect a material adverse change in the operations or financial condition of the Seller.

         3.9 Absence of Undisclosed Liabilities. Seller does not have any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, or otherwise and whether due or to become due, or, to the Owner's knowledge, inchoate or unliquidated) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including but not limited to liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except
(a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, or (b) for liabilities specifically delineated on
Schedule 3.9. Without limiting the foregoing, all obligations to be fulfilled at or prior to Closing have been paid as agreed with respect to the stock purchase agreements entered into between Seller, on the one hand, and former franchisees Baker, Bixler, Clark and Scureman on the other hand, which agreements are not be assigned to or assumed by Buyer or Dwyer Group.

             3.10    Inventories, Accounts Receivable and Payable.

                     (a)      Inventories.  Seller has no inventory.

                     (b) Accounts Receivable. Schedule 3.10-B sets forth a correct and complete list of each of the Seller's non-Affiliate Accounts Receivable on the Closing as reflected in the Financial Statements and through the Closing Date, subject to the post-Closing adjustment referenced below. All such Accounts Receivable are valid and have arisen in the ordinary course of business and, to Seller's knowledge, are not subject to any counterclaim or set-off. Schedule 3.10-B shall be subject to a post-Closing audit and update to the reasonable satisfaction of Dwyer Group and Buyer in accordance with the terms of Section 5.5, to ensure such Schedule accurately reflects all Accounts Receivable as of the Closing Date.

                     (c) Accounts Payable. Schedule 3.10-C sets forth a correct and complete list of the each of Seller's non-Affiliate accounts payable on the Closing Date as reflected in the

         Financial Statements and through the Closing Date, subject to the post-Closing adjustment referenced below. The Seller's Accounts Payable have arisen in bona-fide arm's length transactions in the ordinary course of the Seller's business consistent with past practice. Schedule 3.10-C shall be subject to a post-Closing audit and update to the reasonable satisfaction of Dwyer Group and Buyer in accordance with the terms of Section 5.5, to ensure such Schedule accurately reflects all Accounts Payable as of the Closing Date, it being understood that the total Accounts Payable set forth in Schedule 3.10-C after the post- Closing audit shall not be more than one hundred ten percent (110%) of amount reflected in such Schedule on the Closing Date.

         3.11 Taxes. Except as set forth on Schedule 3.11, Seller has paid when due all Taxes (as defined in SECTION 8.11), license fees and other charges imposed upon its business, properties or assets and has timely filed all Tax Returns and related documents required to be filed with any governmental authority. None of the Seller Parties have any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Seller or otherwise have a material adverse effect on Seller.

         3.12 Material Contracts. Schedule 3.12 is a correct and complete list of every material written contract, agreement, obligation, relationship or commitment, and to the knowledge of Seller Parties, every material oral contract, commitment, obligation, agreement or relationship, to which Seller is a party or by which the Seller is bound and which cannot be cancelled with thirty (30) days notice or less without penalty or obligation (the "MATERIAL CONTRACTS"), correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 3.12, the Seller is not in default, and no event has occurred that is known or should be known to Seller or Owner, which with the giving of notice or the passage of time or both would constitute a default by the Seller, under any Material Contracts, and, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract.

         3.13 Real Property. The Seller does not own any real property and therefore is not required to possess any permits, licenses or certificates or file any notices related to owning or leasing any real property. The Seller has valid leasehold interests in all of the real property which it holds under the leases described in Schedule 3.13, (collectively, the "LEASED REAL PROPERTY"), in each case free and clear of all Liens, except for Liens for current property taxes not yet due and payable, easements, or zoning or other restrictive ordinances imposed or enforced by governmental authority which do not or would not have a material adverse effect on the Leased Real Property. The Leased Real Property constitutes all real properties used or occupied by the Seller in connection with the Business or reflected on the Financial Statements.

         3.14 Personal Property. Seller has or will have at Closing, good and marketable title to all of the Purchased Assets (excluding Proprietary Rights which are covered in SECTION 3.17), free and clear of any Liens, except for Liens for current property Taxes not yet due and payable and Liens disclosed on Schedule 3.14. Except as set forth in Schedule 3.14, none of the Purchased Assets are held under any lease, license, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Seller.

         3.15 Litigation. Except as set forth in Schedule 3.15, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Seller, threatened against either Seller Party or any Affiliate (or any of the officers, directors or key employees of the Seller or Owner), or to which either Seller Party is otherwise a party, which if adversely determined would adversely affect the Seller, its assets or the Business, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, is there any reasonable basis that is known or should be known by Seller or Owner for any such action, proceeding or investigation. Neither Seller nor Owner is subject to any judgment, order or decree of any court or governmental agency; nor has received any opinion or memorandum or legal advice from legal counsel retained by a either Seller Party to the effect that either one of them is exposed, from a legal standpoint, to any liability which may be material to the Business or its assets; and neither Seller Party is engaged in any legal action to recover monies due either of them or for damages sustained by either of them in any way related to the Business or its assets. Except as set forth on Schedule 3.15, there were no litigation matters to which Owner or any Affiliates (relating to the assets and properties of the Seller or the Business), or Seller was a party during the three (3) years preceding the date of this Agreement.

         3.16 Compliance with Applicable Laws; Bulk Transfer Laws. Neither Seller nor Owner is in material violation of or out of material compliance with any law, regulation or requirement applicable to it or the conduct, ownership, use, occupancy or operation of the Business or the Leased Real Property, nor has either Seller Party received notice (written or oral) of any such violation or non-compliance (except where any such violations or non-compliance would not individually or in the aggregate have a material adverse effect on such Seller Party, the Business or its assets.

         3.17 Intellectual Property. Schedule 3.17 contains a complete and correct list of all patented or registered Proprietary Rights owned by the Seller and all pending patent applications and applications for the registration of other Proprietary Rights owned, licensed or filed by the Seller. Schedule 3.17 also contains a complete and correct list of all trade or corporate names used by the Seller, a complete and correct list of all copyrighted materials and the dates such copyrights attached to such materials (based either on statutory or common law) and a complete and correct list of all licenses, franchises, area development rights and other rights granted by the Seller to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to the Seller. Except as set forth on Schedule 3.17, (a) the Seller owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or, to the knowledge of any Seller Parties, threatened, and, to the knowledge of any Seller Parties, there is no reasonable basis for any such claim; (c) neither any Seller Party nor any registered agent of a Seller Party has received any notices of, nor is aware of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has any Seller Party or any registered agent received any claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) to the knowledge of the Seller Parties, no Seller Party has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and the Seller Parties are not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Seller's Business as presently conducted or as currently proposed by the Seller to be conducted.

         3.18 Transaction Not a Breach. Except as set forth in Schedule 3.18, neither the execution and delivery of this Agreement and the Transaction Documents by any Seller Party nor the performance by any of them of the transactions contemplated hereby or thereby will:

                 (a) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision (collectively, "RULES") of any court or other tribunal or any governmental entity or agency binding on any Seller Party or their respective properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

                 (b) constitute a default under the charter documents or the bylaws of the Seller or of any Material Contract listed or required to be listed on Schedule 3.12;

                 (c) constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any lease or other Material Contract listed or required to be listed on Schedule 3.12;

                 (d) result in the creation or imposition of any Lien upon the Seller's capital stock or assets; or

                 (e) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the charter or bylaws of the Seller or any Rules.

         3.19    Conduct of Business.

                 3.19.1  Conduct in Ordinary Course.  Except as set forth on
Schedule 3.19 or otherwise provided in this Agreement, since March 31, 1998 and through the Closing Date, the Seller has conducted its business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, Franchisee, employee or customer relations, business activities or business prospects of the Seller. Without limitation of the foregoing and except as described herein or set forth on Schedule 3.19, since March 31, 1998, Seller has not:

                 (a) sold, assigned or transferred any of the assets of the Business, except for sales of inventory in the ordinary course of business or mortgaged, pledged or subjected them to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;

                 (b) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

                 (c) made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into any new collective bargaining agreement or multiemployer plan;

                 (d) conducted its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained its books and records other than in the usual and ordinary course of business consistent with past custom and practice;

                 (e) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

                 (f) amended or authorized the amendment of its charter documents or bylaws;

                 (g) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or

                 (h)      committed to any of the foregoing.

                 3.19.2 No Illegal Payments. The Seller has not at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

                 3.19.3 Operation of Franchised Businesses. Immediately prior to Closing, neither Seller, Owner or any Affiliate operates any Franchised Businesses directly or indirectly except through SEL, Inc., an Affiliate of Seller and Owner, in the Atlanta metropolitan area.

         3.20 Insurance Policies. Schedule 3.20 is a correct and complete list and description, including policy numbers, of all insurance policies owned by the Seller, correct and complete copies of which policies or binders have previously been delivered to Dwyer Group. Such policies are in full force and effect, and the Seller is not in default under any of them. No Seller Party has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the knowledge of any Seller Parties, is there any basis for any such action.
Schedule 3.20 also contains a list of all pending claims with any insurance company and any instances within the previous three years of a denial of coverage of any Seller Parties by any insurance company.

         3.21 Licenses and Permits. The Seller holds or can obtain without undue expense or delay, all the permits, licenses, including, without limitation, licenses, franchises and approvals of governmental authorities and agencies (including state approval of franchise registrations applications) necessary or material for the current conduct, ownership, use, occupancy or operation of the Business or the Leased Real Property, all of which are identified on Schedule 3.21 ("PERMITS"). The Seller is in compliance in all material respects with such Permits, all of which are in full force and effect, and neither the Seller nor the Owner has received any notices (written or oral) to the contrary.

         3.22 Employee Benefit Plans. Except as set forth in Schedule 3.22, neither the Seller nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "multi-employer plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Seller's employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, "EMPLOYEE BENEFIT PLANS"), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Dwyer Group. The Employee Benefit Plans are in compliance with governing documents and agreements and with applicable laws.

         3.23    Health, Safety and Environment.

                 3.23.1 Compliance with Environmental and Safety Requirements. The Seller is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, transportation, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended ("ENVIRONMENTAL AND SAFETY REQUIREMENTS"), except where failure to so comply would not have a material adverse effect on the Seller, the Business or its assets, and the Seller possesses all required permits, licenses and certificates, and has filed all notices or applications, required thereby.

                 3.23.2 No Hazardous Wastes. The Seller has never generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility, except in compliance with Environmental and Safety Requirements, and to his knowledge, no such Hazardous Wastes are present on, in or under the Leased Real Property, and to his knowledge, the Leased Real Property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Waste, except in compliance with Environmental and Safety Requirements.

                 3.23.3 No Actions or Proceedings. None of the Seller Parties have been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any real property owned or used by the Seller or its Affiliates, and, to the knowledge of the Seller Parties, other than as set forth on Schedule 3.23, there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

                 3.23.4 Other Condition. No facts, events or conditions with respect to the past or present operations or facilities of the Seller or the Business exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Seller or the Business under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

         3.24    (Reserved.)

         3.25 Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 3.25, neither the Seller nor any Affiliate is a party to or obligated in connection with the Business with respect to any outstanding contracts with current or former employees, agents, consultants, or advisers. The Seller and each of its Affiliates has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth in Schedule 3.25 there are no administrative charges or court complaints pending or, to the knowledge of Seller or Owner, threatened against the Seller or any Affiliate before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor that would have a material adverse effect on the Seller, the Business or its assets.

         3.26 Workers Compensation. Schedule 3.26 sets forth as of March 31, 1998 all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Seller or any Affiliate (or their respective predecessors, if any) made since March 31, 1997, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. Except as set forth on Schedule 3.26, to the knowledge of the Seller Parties, no claims, injuries, fact, event or condition exists which would give rise to a material claim by employees and former employees (including dependents and spouses) of the Seller or its Affiliates under any workers compensation laws, regulations, requirements or programs. Since March 31, 1998, there has been no material change, other than in the ordinary course of business, in the information disclosed in Schedule 3.26.

         3.27 Customers. The books and records of the Seller delivered to Buyer contain a complete and accurate list of the customers (including Franchisees) of the Seller who have purchased services and/or goods from the Seller within no less than the last twenty four (24) months.

         3.28 Affiliate Transactions. Schedule 3.28 sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Seller from, to or for the benefit of any Affiliate or former Affiliate of the Seller ("AFFILIATE TRANSACTIONS") during the two (2) year period preceding the date of this Agreement and existing commitments of the Seller to engage in the future in any Affiliate Transactions. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arms-length negotiation, except as disclosed on Schedule 3.28.

         3.29 Franchise Regulations. Each of the Seller Parties have materially complied with any and all applicable federal and state laws and regulations ("FRANCHISE LAWS") governing the offer and sale of franchises and business opportunities, and all state laws governing the Seller's relationship with Franchisees and licensees. Each of the Assumed Contracts were entered into with the respective Franchisee in accordance with the Franchise Laws governing the offer and sale of franchises in effect at the time of the offer of a Franchise and the execution of the respective Franchise Agreement.
Without limiting the foregoing, Franchisees Dickinson, Dawson, Eby, Ziegler and Lindzey were offered franchises in strict compliance with all state and federal laws governing the offer and sale of franchises. Further, without limiting the foregoing, there is no liability arising out of or related to the Franchise Agreements entered into with Yuval Bobrovitch, Bruce Rockel, Richard Clark, Kenneth and Time Kisieleski, Frank Tobin, Tom Conti and Don and Debby Keene, or the termination or expiration of such agreements.

         3.30 No Misrepresentation. None of the representations and warranties of Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Dwyer Group as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. There is no material fact that is known, or that should be known to the Seller or Owner, which has not been disclosed to Dwyer Group and which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or Seller's or any Affiliate's ability to consummate the transactions contemplated hereby.

                                   ARTICLE 4
              PARENT'S AND BUYER'S REPRESENTATIONS AND WARRANTIES

         Dwyer Group hereby represents and warrants to Seller as of the Closing Date as follows:

         4.1 Organization. Dwyer Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization. Each of Dwyer Group and Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which Dwyer Group and/or Buyer is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Incorporation and bylaws of each of Dwyer Group and Buyer, respectively. This Agreement and each of the Transaction Documents to which each of Dwyer Group and Buyer is a party have been duly executed and delivered by Dwyer Group and Buyer and are the valid and binding obligation of Dwyer Group and Buyer and are enforceable against each of them in accordance with their respective terms. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Dwyer Group and Buyer of this Agreement and the Transaction Documents and the consummation by Dwyer Group and Buyer of the transactions contemplated hereby or thereby.

         4.3 Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by each of Dwyer Group and Buyer will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of Dwyer Group's or Buyer's respective Certificates of Incorporation or Bylaws or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which either of them is bound.

         4.4 No Misrepresentation. None of the representations and warranties of Dwyer Group and Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the Seller as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 5
                                    CLOSING

         5.1 Time and Place. The closing of the transactions that are the subject of this Agreement (the "CLOSING") shall occur via mail on July 24, 1998 (the "CLOSING DATE") or at such other time or in such other manner as the parties hereto shall mutually agree.

         5.2 Deliveries of the Seller. At or prior to the Closing, Seller will execute and deliver or cause to be executed and delivered to Buyer:

                 (a) one or more General Assignments and Bills of Sale in a form reasonably acceptable to Dwyer Group and Buyer, conveying in the aggregate all of Seller's owned personal property included in the Purchased Assets;

                 (b) UCC-3 Termination Statements and Releases executed by each secured party creditor which has a perfected security interest in any of the Purchased Assets, represented by Seller Parties to be Gwinnett National Bank only;

                 (c) Certificates of Good Standing, dated not more than thirty (30) days prior to the Closing Date, with respect to the Seller, issued by the Secretary of State of Georgia and by the Secretary of State of each jurisdiction in which the Seller is qualified to do business as a foreign corporation, as set forth in
         Schedule 3.2 (with telephonic confirmation on the Closing Date).

                 (d) any required third-party consents, filings, and certificates from Seller or any third party (including any governmental authority or agency) relating to the sale of the Purchased Assets and the Assumed Liabilities;

                 (e) an opinion of Seller's counsel dated as of the Closing Date, in form and substance satisfactory to Buyer, a form or which is attached hereto as Exhibit 5.2-E;

                 (f) a Secretary's Certificate of the Seller, together with copies of the Seller's Certificate of Incorporation, Bylaws, and resolutions of Seller and Board of

         Directors of the Seller authorizing the execution and delivery of this Agreement and the Transaction Documents and the performance of the Seller's obligations under this Agreement and the Transaction Documents, each such item certified by the secretary of the Seller as having been duly and validly adopted and in full force and effect;

                 (g) a duly executed Franchise Agreement, and any and all amendments thereto, between the Seller on the one hand, and SEL, Inc. and any other Affiliated Franchisee, respectively, on the other hand, or their respective successors in interest;

                 (h) a duly executed Trademark License Termination Agreement executed by Seller's Affiliate, Glass Doctor, Inc., in the form attached hereto as Exhibit 5.2-H;

                 (i)      a fully executed Stock Purchase Agreement;

                 (j) an Amendment from each Franchisee and licensee of the Seller, in a form acceptable to Dwyer Group (except for the Franchisees operating in Arizona and Broward County, Florida);

                 (k) all manuals related to or used in connection with the offer, sale and support of Franchised Businesses, including but not limited to, all operations manuals, personnel manuals, accounting manuals, training manuals, news letters, and other materials, in any and all media;

                 (l) a Release in the form attached hereto as Exhibit 5.2-L executed by Seller and its Affiliates (except GMI); and

                 (m) such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

         All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Katten Muchin & Zavis, counsel for Buyer.

         5.3 Deliveries of Buyer. At the Closing, Buyer will deliver to Seller simultaneously with the delivery of the items referred to in SECTION 5.2 above:

                 (a) the payment of the cash portion of the Purchase Price subject to deduction of any holdback as provided in SECTION 2.2;

                 (b) one or more Assignment and Assumption Agreements in a form reasonably acceptable to Dwyer Group and Seller, evidencing the assignment and assumption of the rights and obligations assigned and assumed hereby;

                 (c) within 10 days of Closing, a Certificate of Good Standing dated no later than July 29, 1998, with respect to Dwyer Group, issued by the Secretary of State of Delaware;

                 (d) a Secretary's Certificate of each of Buyer and Dwyer Group, together with copies of their Certificates of Incorporation, Bylaws, and resolutions of each of Dwyer Group's and Buyer's respective Boards of Directors authorizing the execution and delivery of this Agreement and the Transaction Documents and the performance of the Dwyer Group's and Buyer's obligations under this Agreement and the Transaction Documents, each such item certified by their respective Secretaries as having been duly and validly adopted and in full force and effect;

                 (e) an opinion of Buyer's counsel dated as of the Closing Date, and such other documents and instruments as Seller or his counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

         All documents delivered to Seller shall be in form and substance reasonably satisfactory to the counsel for Seller.

         5.4 Lien Searches. Within ten (10) days after Closing, Seller shall provide Buyer with the results of all lien searches (including UCC, tax, judgment and other relevant searches) showing that there were no financing statements, judgments, taxes or other Liens outstanding against the Seller or any of its assets as of the Closing Date, except those contained in Schedule 3.14, in form and manner required by Buyer or its lenders.

         5.5 Post-Closing Matters. Within fifteen (15) days after Closing, all matters identified in Schedule 5.5, items 1 through 9, shall be resolved and all actions to be taken shall be completed to the reasonable satisfaction of Dwyer Group. In the event that all such matters are not resolved or all such actions are not taken, for each day beyond the fifteenth day after Closing that items remain unresolved or actions remain not taken, Dwyer Group shall postpone the first installment due under the Term Note referenced in the Stock Purchase Agreement by one (1) day.


                                   ARTICLE 6
                            COVENANT NOT TO COMPETE

         6.1 Owner's Knowledge. Owner agrees and acknowledges that in order to assure that the Business will retain its value as a "going concern," it is necessary that Owner undertake not to utilize his present special knowledge of the Seller's Business to compete with the Buyer or any of the Buyer's Franchisees or licensees after the acquisition, except as permitted under any new Franchise Agreement between the Buyer or other Affiliate of Dwyer Group and the Owner or any Franchise Affiliate of the Owner. Owner further acknowledges that (a) Buyer will be engaged in the Business; (b) Owner possesses extensive knowledge and a unique understanding of the Business as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Buyer and the Business; (c) the agreements and covenants contained in this SECTION 6.1 are essential to protect Buyer and its Affiliates and the value of the Business and are a condition precedent to Buyer's willingness to purchase and pay for the Purchased Assets and enter into any Franchise Agreement with any Franchisee Affiliate; (d) Buyer would be irreparably damaged if Owner were to provide services or any products to any person or entity in violation of the provisions of this Agreement; (e) Owner has a means to support himself and his dependents other than by engaging in the

Business without Buyer's or its Affiliates approval and the provisions of this
SECTION 6.1 will not impair such ability.

         6.2 Non-Compete. Owner hereby agrees that for the five (5) year period beginning on the Closing Date (the "RESTRICTED PERIOD"), he shall not engage in or own any interest in any business, including any existing Affiliate, that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business or any business competitive with the Seller or Buyer within the United States, including its territories and possessions (the "TERRITORY"), except pursuant to a Franchise Agreement with the Buyer or other Affiliate of the Dwyer Group.

         6.3 Non-Solicitation. Without limiting the generality of the provisions of SECTION 6.2, Owner hereby agrees that, during the Restricted Period, he will not and he will not permit any of his Affiliates to directly or indirectly, solicit, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any person, firm, corporation or other entity which was a customer of the Seller or its Franchisees or Affiliates (existing or future) or licensees during the two (2) year period preceding the Closing Date of this Agreement and/or during the Restricted Period, or from any successor in interest to any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the Business, except pursuant to a Franchise Agreement.

         6.4 Interference with Relationships. During the Restricted Period, Owner shall not and shall not permit any Affiliate to, directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (i) without the prior written consent of Buyer or Dwyer Group, employ or engage, recruit or solicit for employment or engagement, any person who currently is or was employed by the Seller or its Affiliate, or otherwise seek to influence or alter any such person's relationship with Buyer or the Dwyer Group, except for any former employee who is terminated by Buyer or an Affiliate of Buyer at least six months prior to the commencement of such employment with any Seller Party or (ii) solicit or encourage any present or future customer, supplier or Franchisee or licensee of the Seller or Buyer to terminate or otherwise alter his, her or its relationship with the Buyer or its Affiliates.

         6.5 Confidential Information. During the Restricted Period and thereafter, Owner shall and shall cause its Affiliate to, keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.
As used in this Agreement, "CONFIDENTIAL INFORMATION" shall mean any information relating to the business or affairs of, Buyer, the Seller, Franchisees or the Business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, franchisees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by Buyer and/or the Seller in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of a Seller Party. Each of the Seller Parties hereby acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to Buyer.

         6.6 Property of the Seller/Business. All manuals, memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which will become Buyer's property (after the consummation of transactions contemplated by this Agreement), are and shall be Buyer's property and shall be delivered to Buyer promptly on the request of Buyer. Owner acknowledges that any such items are and have been a "work for hire" and any copyrights in any of the forgoing were property of the Seller and upon consummation of this transaction will be the property of Buyer.

         6.7 Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this ARTICLE 6.1 too lengthy or the Territory too extensive, the other provisions of this ARTICLE 6.1 shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

         6.8 Remedies. Owner acknowledges and agrees that the covenants set forth in this ARTICLE 6.1 are reasonable and necessary for the protection of Buyer's business interests, that irreparable injury will result to Buyer if any Seller Party breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Each Seller Party accordingly agrees that in the event of any actual or threatened breach by either of them or any Affiliate of any of the covenants set forth in this
ARTICLE 6, Buyer and Dwyer Group shall be entitled to immediate temporary injunctive and other equitable relief, including suspension of payments under the Term Note, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer and Dwyer Group from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.


                                   ARTICLE 7
                             POST-CLOSING COVENANTS

         7.1     Indemnification.

                 7.1.1 Indemnification by Seller and Owner. From and after the Closing, each of the Seller Parties jointly and severally agrees to indemnify, defend and save Buyer and Dwyer Group and their respective Affiliates and Plan Affiliates, and each of their respective officers, directors, employees, agents, Employee Benefit Plans, and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "BUYER INDEMNIFIED PARTY"), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "LOSSES") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                 (a) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by any of the Seller Parties or any one of their respective Affiliates or non-compliance with or breach by any of them of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller, Owner, or any of their respective Affiliates;

                 (b) any violations of or obligations under Environmental and Safety Requirements by or of the Seller or of its Affiliates to the extent existing or arising on or prior to the Closing;

                 (c) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Buyer or the Purchased Assets which, if successful, would give rise to, demonstrate or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of the any of the Seller Parties;

                 (d) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting Buyer (with respect to the Business or the Purchased Assets) or the Purchased Assets relating to any personal injury or property damage caused, or alleged to be caused, by any goods sold, delivered or serviced by any Seller Party prior to the Closing Date;

                 (e) any and all claims or other demands of any nature asserted against Purchaser arising out of the failure of the parties to comply with any applicable UCC bulk transfer law and any costs incurred by Dwyer Group, Buyer or the Affiliates of either, with respect to such claims and demands.

                 (f) any claim or assertion against the Buyer as to the Excluded Liabilities; or

                 (g) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Owner, or the Seller.

                 7.1.2 Indemnification by Buyer. From and after the Closing, Buyer and Dwyer Group, jointly and severally, agree to indemnify, defend and save Owner, Seller and their respective Affiliates, and their respective officers, directors, employees, trustees and agents (each, a "SELLER INDEMNIFIED PARTY") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

                 (a) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by Buyer or Dwyer Group, or non-compliance with or breach by Buyer or Dwyer Group of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Buyer or Dwyer Group;

                 (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Seller or its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Buyer or Dwyer Group;

                 (c) any claim for payment of fees and/or expenses from a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer; or

                 (d) any and all claims, liabilities, losses, damages, costs and expenses (including attorneys' fees and court costs), which any Seller Indemnified Party may incur arising out of Buyer's failure to timely pay, perform, discharge or otherwise satisfy all liabilities and obligations included in the Assumed Liabilities, referred to in
         Section 1.3 and identified in Schedule 1.3.

                 7.1.3 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "THIRD PARTY CLAIM") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within sixty (60) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "DEFENSE NOTICE") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("DEFENSE COUNSEL"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval. If the parties still fail to agree on Defense Counsel, then, at such time, each of the Indemnifying and Indemnified Parties shall choose an arbitrator who, in turn shall select a third arbitrator, and the three arbitrators shall select Defense Counsel.

                 (a) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the

         Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses reasonably paid or incurred in connection therewith.

                 (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                 (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

                 (d) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the reasonable cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

                 (e) If a decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this
         SECTION 7.1.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within fifteen (15) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such fifteen (15)-day period.

                 (f) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

                 7.1.4 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in
SECTION 7.1.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

                 7.1.5 Survival of Representations, Warranties and Covenants; Limits on Indemnification Obligations. Notwithstanding any right of Dwyer Group to fully investigate the affairs of Seller, Owner and the Business, and notwithstanding any knowledge of facts determined or determinable by Dwyer Group pursuant to such investigation or right of investigation, Dwyer Group has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller Parties contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement for a period of three years from the Closing Date. The maximum liability of Seller to indemnify the Buyer Indemnified Parties pursuant to this SECTION 7.1 and the maximum liability of Buyer to indemnify Seller Indemnified Parties pursuant to this SECTION 7.1 shall, in each case, be limited to an aggregate amount equal to the Purchase Price plus the "purchase price" defined in and paid pursuant to the Stock Purchase Agreement (this sum is referred to herein as the "AGGREGATE PURCHASE PRICE"); provided, however, that the total aggregate indemnification liability for either the Buyer or Seller under both this Agreement and the Stock Purchase Agreement shall not exceed the Aggregate Purchase Price. An Indemnified Party shall be entitled to seek indemnification pursuant to this SECTION 7.1: (i) on December 31 and June 30 of each year; and (ii) when the aggregate amount of all such Losses claimed directly and pursuant to Third Party Claims under this Agreement and the Asset Purchase Agreement exceeds an amount equal to Twenty-Five Thousand Dollars (U.S.$25,000), at either of which points the Indemnifying Party shall be liable to the Indemnified Parties for the entire amount of all such Losses claimed as of that time.

         7.2 Tax Returns. Seller shall timely file and Owner shall cause Seller to timely file all federal state and local Tax Returns of the Seller and have paid or will pay all Taxes owed by or with respect to the Seller. After the Closing, Dwyer Group and Buyer on the one hand and Seller and Owner on the other hand, will make available to the other as reasonably requested, all information, records or documents relating to the liability for Taxes of Seller for all periods prior to or including the Closing Date and will preserve such information records or documents until the expiration of any applicable statue of limitations or extensions thereof.

         7.3 Guaranty of Royalties. Owner guarantees that royalties paid by SEL, Inc. or any Affiliate successors or assigns operating a Franchised Business in the Atlanta area, to Buyer shall be One Hundred Eighty Six Thousand Dollars (U.S.$186,000) for the two (2) year period following Closing. In the event that such royalties are less than Ninety Three Thousand Dollars (U.S.$93,000) in the first or second year following Closing (after adjusting for any credit in the second year, as described below), Dwyer Group shall deduct the difference between Ninety Three Thousand Dollars (U.S.$93,000) and the amount paid to Buyer from the next installment(s) due on the Term Note payable under the Stock Purchase Agreement. In the event that such royalties are greater than Ninety Three Thousand Dollars (U.S.$93,000) in the first year following Closing, such overage shall be credited towards the royalties collected in the second year following Closing.

         7.4 Setoff. In addition to and not as a limitation of any of the other remedies available to Buyer and Dwyer Group hereunder, Dwyer Group shall be entitled to offset against the principal amount remaining on the Term Note under the Stock Purchase Agreement any indemnifiable

Losses, which are liquidated in amount and as to which there is no reasonable dispute, including Excluded Liabilities or otherwise. In the event of such a setoff, the quarterly payments of principal and interest shall be recalculated based upon the new principal balance remaining after necessary deductions.


                                   ARTICLE 8
                                 MISCELLANEOUS

         8.1 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                 (a)  If to Owner or Seller:   Barton G. Tracy
                                               26813 153rd Street Court East
                                               Buckley, WA  98321
                                               Tel:     (360) 829-0147
                                               Fax:     (360) 829-2839

                      with a copy to:          William W. Maycock, Esq.
                                               Smith, Gambrell & Russell, L
                                               1230 Peachtree Street, N.E.
                                               Suite 3100, Promenade II
                                               Atlanta, GA  30309
                                               Tel:     (404) 815-3587
                                               Fax:     (404) 685-6981

                 (b)  If to Dwyer Group:       The Dwyer Group, Inc.
                                               1010 N. University Parks Drive
                                               Waco, TX  76707
                                               Attention:  General Counsel
                                               Tel:     (254)745-2450
                                               Fax:     (254) 745-2413

                      with a copy to:          Alan J. Schaeffer, Esq.
                                               Katten Muchin & Zavis
                                               1025 Thomas Jefferson Street, NW
                                               Suite 700, East Lobby
                                               Washington, DC  20007
                                               Tel:     (202) 625-3791
                                               Fax:     (202) 298-7570

Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding business day after transmission by facsimile.

         8.2 Public Announcements. No party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto subject to applicable disclosures required to be made by Buyer under federal securities law. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

         8.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

         8.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided that any such amendment or waiver will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller and Owner. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

         8.5 Documents. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

         8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

         8.7 Expenses. Except as paid prior to the date hereof or otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         8.8 Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws.

         8.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         8.10 Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement will not be assignable or delegable by any party without the prior written consent of the other parties; provided, however, that nothing in this Agreement will limit Buyer's ability to assign its rights or delegate its responsibilities, liabilities, and obligations under this Agreement to any person at any time without the consent of the other parties, except that Buyer shall not be released from any payment obligation and shall remain liable to Seller for any such payment obligation to the same extent as any assignee.

         8.11 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

                 "AFFILIATE" means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person. With respect to Seller, Affiliate also includes, but is not limited to, the following entities: Just Ask, Inc., Glass Doctor Corporation, Royalties International, LLC, Marketing Promotion, Inc., SEL, INC., Glass Doctor, Inc., Glass Doctor of Maryland, Inc., Oklahoma Glass Company, Glass Doctor of Texas, Inc., Glass Doctor of Arizona, Inc., Glass Doctor of Pennsylvania, Inc., Glass Doctor of Washington, Inc., Glass Doctor of Nevada, Inc., Glass Doctor of Utah, Inc., and Wendroff Management, Inc.,

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                 "FRANCHISED BUSINESS" means a glass replacement installation services business of the type described in the Seller's Uniform Franchise Offering Circular, dated January 20, 1998 ("UFOC") doing business as "Glass Doctor" or similar name and using the trademarks described in the UFOC or similar marks.

                 "FRANCHISEE" means any Person awarded the right to operate a Franchised Business, and any Person awarded such right subsequent to this Agreement.

                 "FRANCHISEE AFFILIATE" means an Affiliate of the Seller and/or the Owner which currently operates or has been awarded the right to operate a business similar to the Franchised Business.

                 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination, consistently applied.

                 "HAZARDOUS WASTES" means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and any other Environmental and Safety Requirements; (B) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. 2011 et seq.; (D) asbestos in any form or condition; and (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

                 "LIENS" means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

                 "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

                 "PLAN AFFILIATE" means any person or entity with which the Seller constitutes (or has ever constituted) all or part of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as those terms are defined in Section 414 of the Code.

                 "PROPRIETARY RIGHTS" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

                 "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement among Buyer, Glassmarks, Inc. and Owner and its Affiliates.

                 "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

                 "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "TRANSACTION DOCUMENTS" means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement at Closing.

         8.12 Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

         8.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         8.14    Interpretative Matters. Unless the context otherwise requires,
(a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and
(c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and the term "including" shall mean by way of example and not by way of limitation.

         8.15 Knowledge. Where any representation or warranty of a Seller Party contained in this Agreement is expressly qualified by reference "to the knowledge of," it refers to the knowledge of Owner and/or the directors, officers and senior managers of the Seller and its Affiliates as to the existence or absence of facts that are the subject of such representations and warranties after consultation with and due inquiry of all of the directors, officers and senior managers of the Seller which is assumed to have been made and acknowledged by Owner, it being understood that Owner has not made any other independent investigation or consulted with any outside third parties, other than the Seller's accountants and legal counsel.

         8.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:


______________________
Barton G. Tracy


SELLER:                                  BUYER:

GLASS DOCTOR CORPORATION                 THE DWYER GROUP, INC.



By:    _________________________         By:     _______________________________
       Barton G. Tracy, President                Robert Tunmire, President & CEO

                                    EXHIBITS

Exhibit 5.2-E                     Form of Opinion

Exhibit 5.2-H                     Form of Trademark License Termination
                                  Agreement

Exhibit 5.2-L                     Form of Release

                                   SCHEDULES

Schedule 1.1                      Purchased Assets
Schedule 1.1.2                    Assumed Contracts
Schedule 1.2                      Excluded Assets
Schedule 3.1                      Enforceability/Required Consents
Schedule 3.2                      Jurisdictions Where Qualified/Minute Book
Schedule 3.4                      Officers and Directors
Schedule 3.8                      Financial Statements
Schedule 3.9                      Liabilities
Schedule 3.10-A                   Inventory
Schedule 3.10-B                   Accounts Receivable
Schedule 3.10-C                   Accounts Payable
Schedule 3.11                     Taxes
Schedule 3.12                     Material Contracts
Schedule 3.13                     Leased Real Property
Schedule 3.14                     Personal Property
Schedule 3.15                     Litigation
Schedule 3.17                     Intellectual Property
Schedule 3.19                     Conduct in Ordinary Course
Schedule 3.20                     Insurance Policies
Schedule 3.21                     Licenses and Permits

Schedule 3.22                     Employee Benefit Plans
Schedule 3.23                     Hazardous Wastes
Schedule 3.24                     Salaries
Schedule 3.25                     Personnel Agreements, Plans and Arrangements
Schedule 3.26                     Workers' Compensation
Schedule 3.28                     Affiliate Transactions
Schedule 5.5                      Post-Closing Matters